September 20, 2018

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, MA, 02210

Attention: Danielle J. Adamson, Managing Director

Re:	LITMAN GREGORY MASTERS HIGH INCOME ALTERNATIVES FUND

Ladies and Gentlemen:

Please be advised that LITMAN GREGORY FUNDS TRUST (the “Fund”) has established a new series of shares to be known as LITMAN GREGORY MASTERS HIGH INCOME ALTERNATIVES FUND (the “Portfolio”), which is expected to become effective on [September 28], 2018.

In accordance with the Section 1, the Appointment of Administrator provision, of the Administration Agreement dated as of September 10, 2014 by and among State Street Bank and Trust Company (“State Street”) and the Fund (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Fund hereby requests that State Street act as Administrator for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

LITMAN GREGORY FUNDS TRUST

By:	/s/ John Coughlan

Name:	John Coughlan
Title:	Treasurer , Duly Authorized

Agreed and Accepted:

www.mastersfunds.com	1676 N. California Blvd., Suite 500	T: 925.254.8999	100 Larkspur Landing Circle, Suite 204	T: 415.461.8999
	Walnut Creek, California 94596	F: 925.254.0335	Larkspur, California 94939-1700	F: 415.461.9099

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson

Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: September 28, 2018

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